UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 19, 2007
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

810 Peace Portal Drive, Suite 201
Blaine, Washington	98230
(Address of principal executive offices)	(Zip Code)

(360) 318-3020
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective June 19, 2007, the Board of Directors of Ireland Inc. (the “Company”) entered into an agency agreement (the “Agency Agreement”) with S & P Investors, Inc. (the “Agent”) to act as the Company’s agent to introduce investors to the Company’s offering (the “U.S. Offering”) of units to persons who are “Accredited Investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) announced by the Company in its news release dated April 25, 2007.

Under the terms of the Agency Agreement, the Corporation will pay a commission to the Agent of 7% of the proceeds of the units placed by the Agent and issue to the Agent a warrant entitling the Agent to purchase (at an exercise price of $1.00 per share) for a period of two years from closing of the U.S. Offering such number of shares of common stock as shall be equal to 3% of the total number of units placed by the Agent

A copy of the Agency Agreement is attached as an exhibit to this Current Report.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Effective June 20, 2007, the Company issued 2,016,000 units at a price of $0.65 US per unit (the “Units”) to “non-U.S. Persons” as contemplated under Regulation S of the Securities Act (the “Foreign Offering”). Each Unit consists of one share of the Company’s common stock and one-half of one share purchase warrant. Each whole warrant will entitle the holder to purchase an additional share of the Company’s common stock at a price of $1.00 US per share for a period of one (1) year from the date of issuance of the Units.

Also effective June 20, 2007, the Company issued a further 2,250,000 Units under the U.S. Offering to “accredited investors” as defined in Rule 506 of Regulation D of the Securities Act.

The share issuances represent the first tranche of the private placements announced by the Company on April 25, 2007 and do not include any Units to be sold under the Agency Agreement with S & P Investors, Inc. described under Item 1.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

Exhibit Number	Description of Exhibit
10.1	Agency Agreement between the Company and S & P Investors, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.
Date: June 21, 2007
	By:	/s/ Douglas D.G. Birnie

Douglas D.G. Birnie, Secretary